Exhibit 99.1

Chimera Investment Corporation Announces Retirement of Independent Director

NEW YORK--(BUSINESS WIRE)--March 25, 2022--Chimera Investment Corporation (NYSE: CIM) (the "Company") announced today that on March 24, 2022, John P. Reilly, an independent member of the Board of Directors (the “Board”) of the Company since April 2010, notified the Company that he will not stand for re-election at the Company’s 2022 Annual Meeting of Stockholders. Mr. Reilly’s term will end at the conclusion of the Company’s 2022 Annual Meeting Date.

“The Company thanks Mr. Reilly for his many years of service. Mr. Reilly has been a key component of our success having been a member of our Nominating/Corporate Governance Committee and our Compensation Committee and served on those committees with distinction. We are sad to see him go and wish him the best,” says Gerry Creagh, the Company’s Chairman of the Board.

About Chimera Investment Corporation

We are a publicly traded REIT that is primarily engaged in the business of investing in a diversified portfolio of real estate assets, including mortgage loans, Agency RMBS, Non-Agency RMBS, Agency CMBS, and other real estate assets.

Please visit www.chimerareit.com for additional information about the Company.

Contacts

Investor Relations
888-895-6557
www.chimerareit.com